Exhibit 5.1

December 31, 2013

AdCare Health Systems, Inc.
1145 Hembree Road
Roswell, Georgia 30076

Ladies and Gentlemen:
We have acted as counsel to AdCare Health Systems, Inc., a Georgia corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed by the Company on December 30, 2013, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (as may be amended from time to time, the “Registration Statement”), relating to the offer and sale by certain selling shareholders of 3,153,647 shares of the Company’s common stock, no par value per share (the “Warrant Shares”), issuable upon exercise of warrants issued by the Company (the “Warrants”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.
On December 12, 2013, the Company adopted a Declaration of Conversion pursuant to which the Company converted from an Ohio corporation to a Nevada corporation pursuant to Section 1701.792 of the Revised Code of Ohio and Section 14-2-1109.2 of the Georgia Business Corporation Code (the “Declaration of Conversion”). In connection with the Declaration of Conversion, the Company filed on December 12, 2013: (i) a Certificate of Conversion with the Secretary of State of the State of Ohio; and (ii) a Certificate of Conversion with the Secretary of State of the State of Georgia (the “Georgia Certificate”).
In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Declaration of Conversion; (iii) the Georgia Certificate; (iv) the Company’s Articles of Incorporation, as currently in effect; and (v) the Company’s Bylaws, as currently in effect. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
We are members of the Bar of, and are admitted to practice law in, the State of Georgia. Accordingly, we do not express any opinion concerning any law other than the laws of the State of Georgia. Insofar as our opinion pertains to matters of Ohio law, we have relied exclusively on the opinion of Carlile Patchen & Murphy LLP as of even date herewith, which is filed as an exhibit to the Registration Statement.
Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Warrant Shares, when paid for and issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
Our conclusions are limited to the matters expressly set forth as our “opinion” in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated. It is possible that future changes or developments in facts, circumstances or applicable law could alter or affect the opinions expressed herein; however, we do not undertake to update or supplement these opinions or to otherwise advise the Company or any other person of any change in respect of any event, circumstance, law, code, statute, rule or regulation, or its construction or application, that becomes relevant after the date hereof.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm in the prospectus included in the Registration Statement under the heading “Legal Matters.” In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Rogers & Hardin LLP
ROGERS & HARDIN LLP

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